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SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED NOVEMBER 25, 1998
(TO PROSPECTUS DATED NOVEMBER 25, 1998)

                         PNC MORTGAGE SECURITIES CORP.
                         DEPOSITOR AND MASTER SERVICER
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-12

                                 $1,943,884,499
                                 (APPROXIMATE)

     The Servicing Fees with respect to the Subgroup II-3 Loans and the Subgroup III-2 Loans were incorrectly reflected and therefore, certain related Pass-Through Rates and certain other related calculations were incorrect in the Prospectus Supplement dated November 25, 1998 to the Prospectus dated November 25, 1998. Accordingly, such Prospectus Supplement is amended as follows:

S-5, S-33:    The initial Class C-X Notional Amount as of the Closing Date set forth as '$26,640,043' in the second sentence of footnote (3) on page S-5 and in the last sentence of the second full paragraph on page S-33 under the caption 'Description of the Certificates -- Distributions of Interest' is
              amended to read '$34,881,703.'
S-20, S-21:   The weighted average of the Pass-Through Rates for the Subgroup II-3 Loans set forth as approximately '7.686% per annum' in the paragraph entitled 'The Subgroup II-3 Loans' under the caption 'Description of the Mortgage Pool -- Loan Group II -- Subgroup II-1 Loans, Subgroup II-2
              Loans and Subgroup II-3 Loans' on page S-20 is amended to read '8.186% per annum.' The weighted average of the Pass-Through Rates for the Subgroup III-2 Loans set forth as approximately '7.202%
              per annum' in the paragraph entitled 'The Subgroup III-2 Loans' under the caption 'Description of the Mortgage Pool -- Loan Group III -- Subgroup III-1 Loans and Subgroup III-2 Loans' on page S-21 is amended to read '7.702% per annum.'
S-56:         The weighted average Servicing Fee for the Group II Loans set forth as approximately '0.754%,' the greatest Servicing Fee for the Group II Loans set forth as '1.640%' and the weighted average
              Servicing Fee for the Group III Loans set forth as approximately '0.611%,' in each case under the caption 'Description of the Certificates -- Servicing Compensation and Payment of Expenses' on page
              S-56, are each amended to read '0.686%,' '1.225%' and '0.558%,' respectively.
S-59:         In the table entitled 'Groups of Hypothetical Mortgage Loans -- Loan Group II' under the caption
              'Yield and Prepayment Considerations -- Prepayment Assumptions' on page S-59, the percent indicated
              thereunder in the fourth row of such table as the Pass-Through Rate of '7.6862599329%' is amended to read '8.1861766731%.'
S-59:         In the table entitled 'Groups of Hypothetical Mortgage Loans -- Loan Group III' under the caption
              'Yield and Prepayment Considerations -- Prepayment Assumptions' on page S-59, the percent indicated
              thereunder in the fifth row of such table as the Pass-Through Rate of '7.2154361196%' is amended to read '7.7245357633%.' In addition, in the third row of such table, the Subgroup indicated for such row is amended to read 'III-1 and III-2' and in the fourth row of such table, the Subgroup indicated
              for such row is amended to read 'III-1.'
S-63:         The table indicating the Pre-Tax Yield to Maturity for the Class C-X Certificates under the caption
              'Yield and Prepayment Considerations -- Yield Considerations with Respect to the Interest Only and
              Principal Only Certificates' on page S-63 is amended and restated in its entirety to read as follows:

 PRE-TAX YIELD TO MATURITY OF THE CLASS C-X CERTIFICATES AT AN ASSUMED PURCHASE PRICE OF 14.000% OF THE INITIAL CLASS C-X NOTIONAL AMOUNT PLUS ACCRUED INTEREST
                             FROM THE CUT-OFF DATE

                 PERCENTAGE OF THE BPA
-------------------------------------------------------
  0%          50%        100%        150%        200%
-------     -------     -------     -------     -------
52.39%      43.51%      34.26%      24.61%      14.48%

S-89:         The table indicating the Pass-Through Rates for the Group II Loans on page S-89 is amended and restated in its entirety to read as follows:

                                          PASS-THROUGH RATES OF THE GROUP II LOANS
----------------------------------------------------------------------------------------------------------------------------
                                                                 AGGREGATE PRINCIPAL
                                                                   BALANCE OF THE                           WEIGHTED AVERAGE
                                                                   MORTGAGE LOANS       WEIGHTED AVERAGE       SCHEDULED
                           RANGE OF                                   AS OF THE             MORTGAGE         REMAINING TERM
                    PASS-THROUGH RATES (%)                          CUT-OFF DATE         INTEREST RATES       (IN MONTHS)
----------------------------------------------------------------------------------------------------------------------------
 5.501 -  5.750%..............................................     $    506,000.00            5.925%               360
 5.751 -  6.000%..............................................        2,721,315.91            6.242                360
 6.001 -  6.250%..............................................        6,066,312.23            6.463                360
 6.251 -  6.500%..............................................        9,580,735.92            6.713                360
 6.501 -  6.750%..............................................       22,042,362.70            6.956                358
 6.751 -  7.000%..............................................      311,261,478.05            7.608                358
 7.001 -  7.250%..............................................      144,093,434.44            7.931                359
 7.251 -  7.500%..............................................      111,563,346.51            8.245                359
 7.501 -  7.750%..............................................       70,073,800.53            8.462                357
 7.751 -  8.000%..............................................       41,512,932.02            8.595                353
 8.001 -  8.250%..............................................       32,273,402.52            8.796                358
 8.251 -  8.500%..............................................       36,022,692.33            9.024                358
 8.501 -  8.750%..............................................       18,468,734.67            9.296                357
 8.751 -  9.000%..............................................        6,719,154.15            9.426                356
 9.001 -  9.250%..............................................        1,539,165.14            9.830                358
 9.251 -  9.500%..............................................          835,381.06           10.017                357
 9.501 -  9.750%..............................................          403,367.38           10.057                357
10.751 - 11.000%..............................................           75,927.32           11.250                358
                                                                 -------------------         ------                ---
    Total.....................................................     $815,759,542.88            8.004%*              358*
                                                                 -------------------
                                                                 -------------------

------------------------
* Represents a weighted average (by principal balance) of all the Group II
  Loans.

     As of the Cut-Off Date, the Pass-Through Rates for the Group II Loans ranged from approximately 5.585% per annum to 10.960% per annum, with a weighted average of approximately 7.289% per annum.

S-91:         The table indicating the Pass-Through Rates for the Group III Loans on page S-91 is amended and restated in its entirety to read as follows:

                                           PASS-THROUGH RATES OF THE GROUP III LOANS
-------------------------------------------------------------------------------------------------------------------------------
                                                                  AGGREGATE PRINCIPAL
                                                                    BALANCE OF THE        WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                                                    MORTGAGE LOANS            MORTGAGE            SCHEDULED
                           RANGE OF                                    AS OF THE              INTEREST          REMAINING TERM
                    PASS-THROUGH RATES (%)                           CUT-OFF DATE              RATES             (IN MONTHS)
-------------------------------------------------------------------------------------------------------------------------------
 5.751 -  6.000%..............................................      $    215,000.00             6.250%                180
 6.001 -  6.250%..............................................           329,000.00             6.460                 180
 6.251 -  6.500%..............................................         1,232,938.99             6.698                 179
 6.501 -  6.750%..............................................         4,823,585.58             6.945                 179
 6.751 -  7.000%..............................................        21,900,247.63             7.533                 179
 7.001 -  7.250%..............................................         7,201,751.84             7.907                 179
 7.251 -  7.500%..............................................         7,992,724.22             8.064                 178
 7.501 -  7.750%..............................................         4,392,203.10             8.338                 177
 7.751 -  8.000%..............................................         2,700,828.64             8.479                 170
 8.001 -  8.250%..............................................           990,303.33             8.787                 177
 8.251 -  8.500%..............................................           642,175.21             9.061                 179
 8.501 -  8.750%..............................................           271,319.33             9.601                 179
 9.751 - 10.000%..............................................            37,831.01            10.990                 174
10.001 - 10.250%..............................................           101,266.15            10.500                 179
                                                                                                                       --
                                                                  -------------------           -----
   Total......................................................      $ 52,831,175.03             7.755%*               178*
                                                                  -------------------
                                                                  -------------------

------------------------
* Represents a weighted average (by principal balance) of all the Group III
  Loans.

     As of the Cut-Off Date, the Pass-Through Rates for the Group III Loans ranged from approximately 5.950% per annum to 10.210% per annum, with a weighted average of approximately 7.171% per annum.

     In addition, the Prospectus Supplement dated November 25, 1998 to the Prospectus dated November 25, 1998 is further amended as follows:

S-44:         The definition of the 'Class IV-A-3 Percentage' set forth in the first sentence of the third full paragraph on page S-44 is amended to read as follows:
              'The `CLASS IV-A-3 PERCENTAGE' for any Distribution Date will equal the lesser of (a) 100% and (b)
              the Class IV-A-3 Principal Balance divided by the aggregate Stated Principal Balance of the Group IV
              Loans (less the Class IV-P Principal Balance), in each case immediately prior to the Distribution
              Date.'

S-53:         Clause (a) under subparagraph (1) of the definition of the 'Available Distribution Amount' set forth on page S-53 is amended to read as follows:
              '(a) all scheduled payments of principal and interest collected but due on or subsequent to such
              Distribution Date;'

               The date of this Supplement is December 10, 1998.

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